                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: October 15, 2003
                        (Date of earliest event reported)


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)


          New York                   1-2360                   13-0871985
(State of Incorporation)    (Commission File Number)       (IRS employer
                                                          Identification No.)


                 ARMONK, NEW YORK                              10504
     (Address of principal executive offices)                (Zip Code)


                                  914-499-1900
                         (Registrant's telephone number)

Item 5.  Other Events

     The registrant's press release dated October 15, 2003, regarding its financial results for the periods ended September 30, 2003, including unaudited consolidated financial statements for the periods ended September 30, 2003, is Attachment I of this Form 8-K.

     Attachment II of this Form 8-K is the transcript of IBM's Chief Financial Officer John R. Joyce's third quarter earnings presentation to securities analysts on Wednesday, October 15, 2003.

    Attachment III of this Form 8-K are the charts for IBM's Chief Financial Officer John R. Joyce's third quarter earnings presentation to securities analysts on Wednesday, October 15, 2003.

    All of the statements and information in Attachment I, Attachment II and Attachment III of this Form 8-K are hereby filed under this Item 5 except for the following statements and information in such attachments that are furnished pursuant to Item 12:

ATTACHMENT I (PRESS RELEASE):

The following statement from the fifth paragraph on Page 4: "which included charges of $1.1 billion after tax associated with 2002 actions"

The following statement from the sixth paragraph on Page 4: "which included $1.5 billion in charges after tax associated with 2002 actions,"

ATTACHMENT II (TRANSCRIPT):

The following statements from Page 3:

o "without the benefit of currency or acquisitions, we grew organically in our strategic businesses, Services, Software and Systems;"


o "Our Net Cash from Operations, excluding Global Financing Receivables, was $2.9 billion in the 3rd quarter."

The following statements from Page 8

"So, Net Cash Provided from Operations year-to-date September, excluding the change in Global Financing Receivables, was $5.6 billion, up $600 million from last year."

"While we were down about $700 million in the 1st quarter, our 2nd and 3rd quarter performances were strong enough to put us $600 million ahead of last year after three quarters."

ATTACHMENT III (CHARTS):

In the Chart on Page 3 titled "IBM FINANCIAL SUMMARY":

- the following data in the fourth column of data, which column is titled "B/(W) Yr/Yr*"): 0.1 pt, 11 %, 0.1 pt, (0.lpt), $0.09;

- the row identified as "Net Cash from Ops. (Ex. Global Fin. A/R)", including all the data in such row; and

- the footnote statement "*with and without $1.6 billion 2Q02 Charges".

In the Chart on Page 8 titled "IBM EXPENSE SUMMARY", the column identified as "Yr/Yr w/o Chgs", including all the data in such column.

In the Chart on Page 9 titled "IBM CASH FLOW ANALYSIS - YTD", the row identified as "Net cash from Operations (Cont Ops), excl GF rec.", including all the data in such row.

In the Chart on Page S4 titled "IBM CASH FLOW ANALYSIS - QUARTER", the row identified as "Net cash from Operations (Cont. Ops), excl GF rec.", including all the data in such row.

In the Chart on Page S6 titled "RECONCILIATION TO NET CASH FROM OPERATIONS", the row identified as "Net cash from Operations (Cont. Ops.), excl GF rec", including all the data in such row.

In the Chart on Page S7 titled "RECONCILIATION FOR COMPARATIVE TRENDS":

- the column identified as "2Q02 Charges", including all the data in such column except for the number in the row identified as "Other (Income) & Expense";

- the column identified as "2Q02 w/o Chgs", including all the data in such column except for the numbers in the rows identified as "Revenue", "Shares (Diluted) (M)" and "EPS"; and

- the column identified as "B/(W) Yr/Yr w/o Chgs", including all the data in such column except for the numbers in the rows identified as "Revenue", "Shares (Diluted) (M)" and "EPS


ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

All the statements and information in Attachment I, Attachment II and Attachment III of this Form 8-K that are not filed pursuant to Item 5 are hereby furnished under Item 12.

IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



Date:  October 15, 2003


                                     By: /s/ Robert F. Woods
                                     ----------------------------
                                            (Robert F. Woods)
                                     Vice President and Controller

                                                                    ATTACHMENT I

                     IBM REPORTS 2003 THIRD-QUARTER RESULTS

         ARMONK, N.Y., October 15, 2003 . . . IBM today announced third-quarter 2003 diluted earnings per common share of $1.02 from continuing operations compared with diluted earnings per common share of $.99 in the prior-year period, an increase of 3 percent. Income from continuing operations for the third-quarter 2003 was $1.8 billion compared with $1.7 billion in the third quarter of 2002, an increase of 5 percent. Revenues from continuing operations for the third quarter were $21.5 billion, up 9 percent (4 percent at constant currency) compared with revenues of $19.8 billion for the year-ago period.

         Samuel J. Palmisano, IBM chairman and chief executive officer, said:
"We delivered another good quarter despite the challenging economy and continued to gain share across our strategic businesses.

         "We are beginning to see signs that the economy has stabilized. As we look to 2004, more customers are expected to increase their investments in information technology. While demand is not yet across the board, it is strongest in the areas where we have positioned the company and strengthened our capabilities. Next year, in fact, we see the need for approximately 10,000 new positions in key skill areas, including high-value services, middleware technologies, Linux and open standards-based hardware and software. And we are committing $200 million of our $700 million in training and learning to equip more than 100,000 existing employees with the skills that are highest in demand.

         "Although it is too early to say that a rebound is at hand, we are confident that we will benefit from both a pick up in IT spending and an economic recovery."

         In the Americas, third-quarter revenues from continuing operations were $9.4 billion, an increase of 4 percent (3 percent at constant currency) from the same 2002 period. Revenues from Europe/Middle East/Africa were $6.8 billion, up 19 percent (7 percent at constant currency). Asia-Pacific revenues improved 11 percent (7 percent at constant currency) to $4.8 billion. OEM revenues across all geographies decreased 26 percent (26 percent at constant currency) to $643 million compared with the third quarter of 2002.

         Revenues from Global Services, including maintenance, increased 17 percent (11 percent at constant currency) in the third quarter to $10.4 billion aided by the addition of the former PwC Consulting business. Global Services revenues, excluding maintenance, increased 18 percent (13 percent at constant currency). IBM signed more than $15 billion in services contracts in the third quarter and the estimated backlog was $115 billion at the end of the third quarter.

         Total hardware revenues from continuing operations decreased 1 percent (5 percent at constant currency) to $6.7 billion from the 2002 third quarter. Systems Group revenues, which include IBM eServers and storage systems products, were $3.2 billion, up 6 percent (flat at constant currency). IBM eServers' revenues increased for xSeries Intel processor-based servers, pSeries UNIX-based servers and iSeries midrange servers. Revenues from zSeries mainframes increased slightly (down at constant currency), and MIPS (millions of instructions per second) -- a measure of total delivery of mainframe computing power -- increased 30 percent versus the year-ago period. Storage Systems revenues increased as a result of growth in tape and DASD FAStT products.

         Personal Systems Group revenues grew 2 percent (down 2 percent at constant currency) to $2.8 billion primarily from higher revenues for personal computers (down at constant currency) as increased volumes more than offset reductions in prices. Technology Group revenues were $695 million, down 33 percent (33 percent at constant currency), partially attributable to actions in 2002 including the divestiture of multiple non-core businesses.

         Revenues from Software increased 11 percent (5 percent at constant currency) to $3.5 billion compared with the prior year's third quarter. Middleware brands, which include WebSphere and DB2 product families as well as Rational, Tivoli and Lotus products, experienced revenue growth of 14 percent (8 percent at constant currency) to $2.7 billion in the third quarter of 2003. Operating systems revenues increased 6 percent (flat at constant currency) to $610 million compared with the year-ago period.

         WebSphere, IBM's family of e-business on demand middleware products, increased revenues 12 percent (6 percent at constant currency) from a year ago. IBM's leading database management software, DB2, increased revenues 14 percent (8 percent at constant currency). Revenues from Tivoli software also increased 25 percent (18 percent at constant currency) and Lotus software revenues increased 9 percent (1 percent at constant currency). Revenues from Rational which was acquired during the first quarter of 2003 accounted for approximately 37 percent of the third-quarter 2003 middleware revenue growth.

         Global Financing revenues decreased 10 percent (14 percent at constant currency) in the third quarter to $715 million. Revenues from the Enterprise Investments/Other area, which includes industry-specific IT solutions such as product life-cycle management software, increased 3 percent (down 3 percent at constant currency) compared to the third quarter of 2002 to $266 million.

         The company's total gross profit margin from continuing operations was 36.3 percent in the 2003 third quarter, compared to 36.9 percent from the same period in 2002.

         Total expense and other income from continuing operations, in the third quarter of 2003, was $5.3 billion, up 7 percent from the year-ago period. Selling, general and administrative expense was $4.3 billion, up 8 percent year over year. Research, development and engineering expense increased 8 percent to $1.3 billion compared with the same period of 2002. Intellectual property and custom development income increased. Other (income) and expense had a negative impact versus the same period last year primarily from higher foreign exchange losses on hedging contracts.

         IBM's effective tax rate from continuing operations in the third-quarter 2003 was 30.0 percent compared with 29.5 percent in the third quarter of 2002.

         For total operations, net income for the third-quarter 2003, including discontinued operations, was $1.8 billion, or $1.02 per diluted common share, compared with third-quarter 2002 net income of $1.3 billion, or $.76 per diluted share.

         IBM spent approximately $1.2 billion on share repurchases in the third quarter. As of September 30, 2003, there were 1.72 billion basic common shares outstanding. The weighted average number of diluted common shares outstanding in the quarter was 1.76 billion compared with 1.71 billion shares in the same period of 2002.

         Debt, including Global Financing, totaled $23.0 billion, a decline of $3.0 billion from year-end 2002. From a management segment view, the non-global financing debt-to-capitalization ratio was 1.2 percent at September 30, 2003, and Global Financing debt declined $1.1 billion from year-end 2002 to a total of $22.7 billion, resulting in a debt-toequity ratio of 6.7 to 1.

                            Year-to-Date 2003 Results

         Income from continuing operations for the nine months ended September 30, 2003 was $4.9 billion compared with $3.4 billion for the same period of 2002 which included charges of $1.1 billion after tax associated with 2002 actions. Diluted earnings per common share from continuing operations was $2.78 compared with $1.97 after the 2002 charges of $.64 per diluted share. Revenues from continuing operations for the nine months ended September 30, 2003 totaled $63.2 billion, up 10 percent (4 percent at constant currency) compared with $57.5 billion for the nine months of 2002.

         For total operations, net income for the nine months of 2003, including discontinued operations, was $4.9 billion, or $2.77 per diluted common share, compared with the nine months of 2002 net income of $2.6 billion which included $1.5 billion in charges after tax associated with 2002 actions, or $1.47 per diluted share after $.87 per diluted share for the charges.

Forward-Looking and Cautionary Statements

                  Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission (SEC).

Presentation of Information in this Press Release

                  This release includes certain non-GAAP financial measures, as defined under SEC rules. The company provides a reconciliation of those measures to the most directly comparable GAAP measures and a list of the reasons why the company uses these measures, as part of the supplementary materials being presented within the third-quarter earnings materials. These materials are available on the IBM investor relations website at www.ibm.com/investor.

Conference Call and Webcast

                  IBM's regular quarterly earnings conference call is scheduled to begin at 4:30 p.m. EDT, today. Investors may participate by viewing the webcast at www.ibm.com/investor/3q03.

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                         COMPARATIVE FINANCIAL RESULTS
            (Unaudited; Dollars in millions except per share amounts)


                                                         Three Months                          Nine Months
                                                       Ended September 30,                  Ended September 30,
                                                   ---------------------------------     ---------------------------------
                                                                           Percent                               Percent
                                                     2003       2002       Change          2003       2002       Change
                                                   --------   --------   -----------     --------   --------   -----------
REVENUE
 Global Services                                   $10,383     $8,895       16.7%         $31,187   $25,785         21.0%
   Gross margin                                       25.1%      26.5%                       25.3%    26.3%

 Hardware                                            6,697      6,764       -1.0%          19,118    19,320         -1.0%
   Gross margin                                       25.2%      26.7%                       26.2%     25.4%

 Software                                            3,461      3,110       11.3%          10,061     9,273          8.5%
   Gross margin                                       85.8%      83.9%                       85.6%     83.3%

Global Financing                                       715        795      -10.1%           2,092     2,403        -12.9%
   Gross margin                                       57.7%      56.2%                       57.1%     56.5%

 Enterprise Investments/
 Other                                                 266        257        3.0%             760       721          5.3%
   Gross margin                                       53.4%      40.2%                       44.1%    47.2%

TOTAL REVENUE                                       21,522     19,821        8.6%          63,218    57,502          9.9%
GROSS PROFIT                                         7,812      7,323        6.7%          23,043    21,093          9.2%
   Gross margin                                       36.3%      36.9%                       36.4%     36.7%

EXPENSE AND OTHER INCOME

 S,G&A                                               4,303      3,987        7.9%          12,978    13,298         -2.4%
   % of revenue                                       20.0%      20.1%                       20.5%    23.1%

 R,D&E                                               1,307      1,213        7.7%           3,728    3,546            5.1%
   % of revenue                                        6.1%       6.1%                        5.9%     6.2%

 Intellectual property
   and custom development income                      (406)      (232)       74.9%           (887)    (771)          15.0%
 Other (income) and expense                             26        (83)         nm             114      111            2.5%
 Interest expense                                       33         34        -3.1%            114       97           17.5%

TOTAL EXPENSE AND
OTHER INCOME                                         5,263      4,919         7.0%         16,047   16,281           -1.4%
   % of revenue                                       24.5%      24.8%                       25.4%    28.3%

INCOME FROM CONTINUING
OPERATIONS BEFORE
INCOME TAXES                                         2,549      2,404         6.1%          6,996    4,812           45.4%
   Pre-tax margin                                     11.8%      12.1%                       11.1%     8.4%

Provision for income taxes                             764        710         7.8%          2,099    1,389           51.1%
   Effective tax rate                                 30.0%      29.5%                       30.0%    28.9%

INCOME FROM CONTINUING
OPERATIONS                                          $1,785     $1,694          5.3%        $4,897   $3,423           43.1%
   Net margin                                          8.3%       8.5%                        7.7%     6.0%

DISCONTINUED OPERATIONS
Loss from discontinued
operations                                              (0)      (381)                        (23)    (862)

NET INCOME                                          $1,785     $1,313         35.9%        $4,874   $2,561           90.3%
                                                   ========   ========                   ========   ======


                                       -6-



EARNINGS/(LOSS)PER SHARE
OF COMMON STOCK:
 ASSUMING DILUTION
    CONTINUING OPERATIONS                            $1.02      $0.99          3.0%         $2.78    $1.97           41.1%
    DISCONTINUED OPERATIONS                          (0.00)     (0.22)                      (0.01)   (0.50)
                                                   --------   --------                   --------   ------
    TOTAL                                            $1.02      $0.76*         34.2%        $2.77    $1.47           88.4%
                                                   ========   ========                   ========   ======
 BASIC
    CONTINUING OPERATIONS                            $1.04      $1.00           4.0%        $2.84    $2.01           41.3%
    DISCONTINUED OPERATIONS                          (0.00)     (0.23)                      (0.01)   (0.51)
                                                   --------   --------                   --------   ------
    TOTAL                                            $1.04      $0.78*         33.3%        $2.82*   $1.50           88.0%
                                                   ========   ========                   ========   ======
AVERAGE NUMBER OF

COMMON SHARES OUT-STANDING (M's)
    ASSUMING DILUTION                              1,756.4    1,711.7                     1,759.5  1,731.7
    BASIC                                          1,722.6    1,690.5                     1,725.9  1,704.6


nm - not meaningful
* Does not total due to rounding.

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                 CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                  (Unaudited)

                                                          At             At
(Dollars in millions)                           September 30,   December 31,   Percent
                                                        2003           2002    Change
                                               -------------    -----------    --------
ASSETS
 Cash, cash equivalents,
 and marketable securities                            $6,171         $5,975         3.3%

 Receivables - net, inventories,
 prepaid expenses                                     34,395         35,677        -3.6%

 Plant, rental machines,
 and other property - net                             14,489         14,440         0.3%

 Investments and other assets                         42,135         40,392         4.3%
                                               -------------    -----------    --------

TOTAL ASSETS                                         $97,190        $96,484         0.7%
                                               =============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Short-term debt                                      $5,935         $6,031        -1.6%
 Long-term debt                                       17,089         19,986       -14.5%
                                               -------------    -----------
 Total debt                                           23,024         26,017       -11.5%

 Accounts payable, taxes,
 and accruals                                         26,661         28,519        -6.5%

 Other liabilities                                    20,179         19,166         5.3%
                                               -------------    -----------
TOTAL LIABILITIES                                     69,864         73,702        -5.2%

STOCKHOLDERS' EQUITY                                  27,326         22,782        19.9%
                                               -------------    -----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                 $97,190        $96,484         0.7%
                                               =============    ===========

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                                            THIRD QUARTER 2003
                                       ------------------------------------------------------------
                                                                                 Pre-tax
                                                                                  Income
                                                                                  (Loss)
                                                                                    From
(Dollars in millions)                  -------------- Revenue ------------    Continuing    Pre-tax
                                           External    Internal      Total    Operations    Margin
                                       ------------    --------    -------    ----------    -------

SEGMENTS

Global Services                           $10,383       $691       $11,074         $1,210     10.9%
         % change                            16.7%      -2.4%         15.3%          -3.9%

Systems Group                               3,199        209         3,408            387      11.4%
         % change                            5.6%        4.5%          5.6%           1.6%

Personal Systems Group                     2,796          43         2,839             (50)    -1.8%
         % change                            2.2%       30.3%          2.5%         -150.0%

Technology Group                             695         187           882             (96)   -10.9%
         % change                          -33.1%      -12.6%        -29.6%         -464.7%

Software                                    3,461        370         3,831             858      22.4%
         % change                            11.3%      22.5%         12.3%            7.4%

Global Financing                              713        266           979             292      29.8%
         % change                            -9.6%      11.8%         -4.7%           33.9%

Enterprise Investments                        257          2           259             (54)    -20.8%
         % change                             7.1%     100.0%          7.5%           22.9%

TOTAL SEGMENTS                             21,504       1,768       23,272            2,547      10.9%
         % change                             8.4%        4.2%         8.1%            -0.1%

Eliminations / Other                           18      (1,768)      (1,750)               2

TOTAL IBM                                 $21,522          $0      $21,522           $2,549      11.8%
         % change                             8.6%                     8.6%             6.1%


                                                            THIRD QUARTER 2002
                                       ------------------------------------------------------------
                                                                                 Pre-tax
                                                                                  Income
                                                                                  (Loss)
                                                                                    From
(Dollars in millions)                  -------------- Revenue ------------    Continuing    Pre-tax
                                           External    Internal      Total    Operations    Margin
                                       ------------    --------    -------    ----------    -------

SEGMENTS

Global Services                            $8,895        $708      $9,603        $1,259       13.1%

Systems Group                               3,028         200       3,228           381       11.8%

Personal Systems Group                      2,736          33       2,769           (20)      -0.7%

Technology Group                            1,039         214       1,253           (17)      -1.4%

Software                                    3,110         302       3,412           799       23.4%

Global Financing                              789         238       1,027           218       21.2%

Enterprise Investments                        240           1         241           (70)     -29.0%

TOTAL SEGMENTS                             19,837       1,696      21,533         2,550       11.8%

Eliminations / Other                          (16)     (1,696)     (1,712)         (146)

TOTAL IBM                                 $19,821          $0     $19,821         $2,404       12.1%


                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                                             NINE MONTHS 2003
                                       ------------------------------------------------------------
                                                                                 Pre-tax
                                                                                  Income
                                                                                  (Loss)
                                                                                    From
(Dollars in millions)                  -------------- Revenue ------------    Continuing    Pre-tax
                                           External    Internal      Total    Operations    Margin
                                       ------------    --------    -------    ----------    -------

SEGMENTS

Global Services                           $31,187       $2,085      $33,272      $3,361       10.1%
         % change                           21.0%        -0.2%         19.4%       10.6%

Systems Group                              9,066          571         9,637         978       10.1%
         % change                            7.3%         8.6%          7.4%       32.2%

Personal Systems Group                     7,909          123         8,032        (127)      -1.6%
         % change                           -1.7%        55.7%         -1.2%         nm

Technology Group                           2,096          598         2,694        (218)      -8.1%
         % change                          -29.5%        -7.9%        -25.6%       80.2%

Software                                  10,061        1,147        11,208       2,347       20.9%
         % change                           8.5%         35.9%         10.8%        3.3%

Global Financing                           2,095          868         2,963          861       29.1%
         % change                          -11.8%        40.7%         -1.0%        27.2%

Enterprise Investments                       725            4           729         (208)     -28.5%
         % change                           4.5%         33.3%          4.6%        -2.0%

TOTAL SEGMENTS                           63,139         5,396        68,535        6,994       10.2%
         % change                           9.6%         12.3%          9.8%        28.7%

Eliminations / Other                         79        (5,396)       (5,317)           2

TOTAL IBM                               $63,218            $0       $63,218        $6,996       11.1%
         % change                           9.9%                       9.9%          45.4%

nm - not meaningful



                                                             NINE MONTHS 2002
                                       ------------------------------------------------------------
                                                                                 Pre-tax
                                                                                  Income
                                                                                  (Loss)
                                                                                    From
(Dollars in millions)                  -------------- Revenue ------------    Continuing    Pre-tax
                                           External    Internal      Total    Operations    Margin
                                       ------------    --------    -------    ----------    -------

SEGMENTS

Global Services                         $25,785          $2,089     $27,874      $3,038        10.9%

Systems Group                             8,446             526       8,972         740         8.2%

Personal Systems Group                    8,047              79       8,126          10         0.1%

Technology Group                          2,972             649       3,621      (1,099)      -30.4%

Software                                  9,273             844      10,117       2,272        22.5%

Global Financing                          2,375             617       2,992         677        22.6%

Enterprise Investments                      694               3         697        (204)      -29.3%

TOTAL SEGMENTS                           57,592           4,807      62,399       5,434         8.7%

Eliminations / Other                        (90)         (4,807)     (4,897)       (622)

TOTAL IBM                               $57,502              $0     $57,502      $4,812         8.4%


                                                                   ATTACHMENT II


        |
        |
        |       IBM 3Q 2003
        |       EARNINGS PRESENTATION
        |
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        |       OCTOBER 2003
        |


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Thanks and good afternoon. This is Hervey Parke, Vice President of Investor
Relations for IBM, thank you all for joining us.

At this time, the opening page of the presentation should have automatically loaded, and you should be on Chart 1, the title page.

After the last chart in the presentation, we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to any chart in the presentation at any time by clicking on the chart name on the scrolling list found on the left navigation bar.

For printing slides, there are two alternatives:

There is a link on the index page so you can download the entire set of charts for printing. Or, there is a link to printer-friendly charts along the bottom of the presentation window so you can download them at any time.

In roughly an hour, you will also be able to link to the prepared remarks using a link also found at the bottom of the presentation window.

And finally, a replay of this webcast will be available on this website by this time tomorrow.

Let me also point out that this presentation includes certain non-GAAP financial measures in an effort to provide additional information on the Company's results.

All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules. You will find reconciliation charts at the end.

Now, please click on the Next button and move to Chart 2.

Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

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Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Please click again on the Next button for Chart 3.

Now, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thank you Hervey.

         o IBM delivered $21.5 billion of revenue, up 9% as reported, up 4% at constant currency, which means:

              o without the benefit of currency or acquisitions, we grew organically in our strategic businesses, Services, Software and Systems;

              o and we grew faster than the key competitors in these same businesses.

         o We delivered $2.5 billion of pretax profit from Continuing Operations, very solid profitability at 11.8% margin.

         o    And we delivered $1.02 in earnings per share.

              o This was up both year-to-year and sequentially from the 2nd quarter.

         o    Our Cash Flow was strong.

              o Our Net Cash from Operations, excluding Global Financing Receivables, was $2.9 billion in the 3rd quarter.

         o Our Balance Sheet also remains strong with $6.2 billion cash on hand.

         o    We signed $15.4 billion of new Global Services contracts.

As I said 90 days ago, overall IT spending remains good, but not robust. Customers remain cautious with capital spending.

         o Yet given this environment, we are gaining competitive advantage from our ebusiness on demand strategy.


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         o     As customers IT decisions continued to shift focus from
               piece parts to business-driven solutions, only IBM has industry-leading capabilities.

         o We continued to make good progress in gaining share in key segments, and in new customer initiatives, like for Small and Medium Businesses.

         o And, we benefited from our mix of annuity-like and transaction-based growth businesses.

Now let's get into the details of the 3rd quarter, starting with Revenue, Chart
4

As I said, Total Revenue in the 3rd quarter was up 9% as reported, and it was up 4% at constant currency. I will also point out that our IT Services revenue was reduced by a $206 million reclassification for some OEM equipment that we sold to our customers.

The reclassification, retroactive to the beginning of the year, reduced both revenue and cost, so there was zero impact on profit.

Revenue for Global Services, half of IBM's revenue, was up 17% year-to-year as reported in the quarter, and up 11% at constant currency.

Strategic Outsourcing maintained its steady growth, given its annuity-like character, although Business Consulting Services slowed, given its greater economic sensitivity.

Hardware revenue in the 3rd quarter declined 1% as reported and 5% at constant currency, similar to the 1st half.

Software revenue growth improved to 11% as reported and 5% at constant currency.

Tivoli showed the greatest improvement.

Global Financing revenue declined 10% as reported, and 14% at constant currency. Income-generating assets were down, but financing originations were up. And, used sales grew 9% in the quarter.

Now please click on the Next button for Chart 5, and we'll discuss our revenue by geography.


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From a Geographic perspective --

         o Europe's growth at constant currency showed the greatest improvement,reflecting better execution by our team.

              Of our major countries there:

              o the UK continued to have the strongest growth at 16% in local currency, and,

              o Germany and Italy, which both declined last quarter, improved. Germany grew 3% and Italy was flat.

         o    Americas growth appeared to slow a little, but:

              o   the US had a tougher compare from a year ago, and,

              o   both Latin America and Canada picked up.

         o In the Asia Pacific region there was little change to the pattern from the 1st half.

              o Japan, which is about 60% of Asia Pacific's revenue, was up slightly at constant currency.

              o Korea, Australia/New Zealand, China, and the ASEAN region had double-digit growth.

Our OEM revenue, which makes up 3% of IBM's revenue, showed marginal improvement but was still down 26%.

As I mentioned last quarter, a key factor was our exiting the Electronic Card Manufacturing and Test business last year.

Exiting this business drove 16 points of the decline in OEM. I'll expand on our OEM logic business shortly.

Now let me give you an additional view of our revenue, by customer set, Chart 6.

This chart reflects our five worldwide industry sectors, as well as our important Small and Medium Business customers. It excludes our OEM business.

Let me emphasize that, while we report our results by brand and by geography, our go-to-market strategy is based on customer sets.

Let me highlight two points:


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         o    The  improvement in our growth rate at constant currency from 4%
              in the 2nd quarter to 6% in the 3rd quarter was primarily driven by a significant pick up in our Financial Services customers, notably our Commercial Banking customers in Americas and Europe.

         o Also, our Small and Medium Business sales organization continued to show good growth.

                  About 60% of this revenue comes from customers with less than 1000 employees. It's a good economic sign to see this growth, although we are executing better. We are also providing new product packages expressly tailored to the needs of these businesses.

Now let's turn to Gross Profit, Chart 7.

Total gross profit margin in the 3rd quarter was 36.3%, down 6 tenths of a point from last year's 3rd quarter, and 7 tenths of a point from the 2nd quarter.

Pricing pressure is a constant in the IT sector. In the seasonally slow 3rd quarter, we saw added pricing pressure from our competitors who are attempting to hold share. This varied by region and by product.

Global Services gross profit margin declined 1.4 points in the quarter.

The key driver was an increased mix of our lower-margin Business Consulting Services. We also had lower margins in Europe, due to utilization, although improving BCS margin in Americas offset part of that.

Outsourcing gross profit margins also contributed to the decline, due primarily to the early stages of a new contract.

Hardware gross profit margin declined 1.5 points.

The low gross margins in our Technology Group and pricing pressures in the Asia Pacific region were key factors.

On the other hand, for Software, where revenue grew double digits, gross profit margin increased 1.9 points I'll have some more on gross profit when I get into a discussion of the business units.

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Now let's turn to Expense, Chart 8.

Total Expense and Other Income grew 7% in the 3rd quarter, as reported.

Since revenue was up 9%, Total Expense-to-revenue improved by 3 tenths of a point. Underneath this, SG&A expense-to-revenue improved by a tenth of a point and R&D was unchanged.

Now let me go through our "road map" of specific expense items that can help or hurt earnings in different ways quarter to quarter.

As in past quarters, earnings growth was hurt by a number of factors:

         o Typically for each quarter this year, retirement-related plans, both pension and health, were a year-to-year hurt of $142 million.

         o Continued workforce rebalancing expense was $86 million. up $63 million from last year.

         o And finally, Real Estate transactions were not a factor in this quarter, and so were down $56 million from last year's gains.

On the other hand, we had some contributors to earnings growth.

First, Provisions against Accounts Receivable were $158 million less than last year's 3rd quarter.

         o As we've pointed out this year, the general economic environment as well as specific customer issues have stabilized and contributed to lower year-to-year charges.

         o    The overall credit rating of our customers has improved.


And second, IP Income was up $174 million from a year ago.

              We had a good number of deals this quarter, including publicized transactions with Fidelity, EMC and AMCC, none of which was over $100 million.

              Let me add that, year-to-date, IP Income is slightly ahead of last year's first three quarters. Since a peak of $1.7 billion in 2000, IP Income declined to


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              $1.1 billion last year. Full-year 2003 should be
              about the same as last year, perhaps a little above.
              The basis for our IP income is our annual $5 billion investment in Research and Development, and our technology and patent portfolio.

              Finally, to round out our discussion of "road map" expenses, Equity Transactions and Interest Income had little impact on earnings growth this quarter.

One last point on currency.

As we've often pointed out, we have ongoing hedging programs that are intended to mitigate the volatility of currency.

The impact of these hedging programs is reflected in SG&A, Other Income and Expense, as well as cost of goods sold.

As we normally do, we have provided you a supplemental chart at the end of the presentation which benchmarks currency's potential future impact on revenue, assuming Tuesday's exchange rates.

Now let's turn to Cash Flow Analysis, Chart 9.

This Cash Flow Analysis chart differs in one respect from our FAS 95 format you will find in the supplemental charts at the back.

It considers our Global Financing Receivables as an investment on which we make profit, not as Working Capital that we want to minimize for efficiency.

This chart lays out the three broad categories of our investments and what we return to shareholders in the form of stock buybacks and dividends.

So, Net Cash Provided from Operations year-to-date September, excluding the change in Global Financing Receivables, was $5.6 billion, up $600 million from last year.

While we were down about $700 million in the 1st quarter, our 2nd and 3rd quarter performances were strong enough to put us $600 million ahead of last year after three quarters.

The principal drivers were better net income and continued focus on working capital management.

So first, the investments:

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         o    Net Capital Expenditures were $2.9 billion, down $400 million from a year ago, driven by slowing investments in our Microelectronics business as we complete our 300 millimeter facility, and partially offset by increased investment in our Global Services outsourcing business. This is a trend you should expect to continue.

         o Next, Global Financing Receivables, net of changes in Global Financing Debt, were a source of $1.9 billion through 3rd quarter year-to-date. This was due to the continued decline in the customer financing assets.

         o Finally, acquisitions were $1.8 billion, driven by the acquisition of Rational Software in the 1st quarter and the post-closing adjustment of the Price Waterhouse Coopers Consulting acquisition completed in the 3rd quarter.

Next, the return to shareholders:

         o    Share repurchase remains an important part of our financial model.

                  As I told you in the last call, we increased our rate of buyback in the 3rd quarter, we increased our spending to $1.2 billion.

                  Year-to-date, we have spent $1.3 billion to buy back approximately 16 million shares.

                  We have $2.5 billion remaining from our last Board authorization.

                  Average diluted shares for the quarter were 1.756 billion, up 2.6% from a year ago.

         o Finally, we paid out over $800 million in dividends through September 2003.

Now, please turn to Chart 10, and we'll discuss the Balance Sheet.

Our cash level at the end of the 3rd quarter remained high at $6.2 billion.

         o    This was up over $900 million from a year ago,

         o and up slightly from year-end 2002, despite payment for Rational, the post closing adjustment for Price Waterhouse Coopers Consulting and the Australia services joint venture acquisition.

         o    Also, we bought back $380 million of debt in the quarter.

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Of our $23 billion of debt, almost all of it was to support our Global Financing business, which was leveraged at 6.7 to 1, very appropriate for that line of business.

We are well positioned to handle future opportunities.

Now let me turn to a discussion of some of the individual businesses, starting with Global Services, Chart 11.

Given the environment, Global Services had another solid quarter.

Dur ing the quarter, we believe we held or gained share, with IGS revenue at $10.4 billion, up 17% as reported and up 11% at constant currency.

         o Underneath this, Services was up 18%, or up 13% at constant currency, while m aintenance was up 7%, or up 1% at constant currency.

Total signings for Services this quarter were $15.4 billion, up about 70% year-to-year.

A point of clarification regarding this metric. Because revenue from signings can be spread over many years, we historically report signings using a constant rate.

For comparative purposes, our signings this quarter at spot rates would be approximately $16.2 billion.

         This quarter we signed:

              o   14 deals greater than $100 million,

              o   of which three deals were greater than one billion dollars.

              o   Long-term signings totaled over $10 billion.

The backlog for Global Services, including Strategic Outsourcing, BCS, IT Services and Maintenance, was estimated at $115 billion at the end of the quarter, our largest ever.

And entering the 4th quarter, our pipeline of opportunity is up sequentially, with strength in all geographies and lines of business.

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The pipeline for BTO is particularly strong, and grew significantly during the
3rd quarter.

I mentioned before that IGS Gross Margin declined, driven by a combination of factors. However, for the Global Services segment measurement, pretax profit margin improved sequentially by 6 tenths of a point.

Now, let's review the three major segments of Global Services:

Strategic Outsourcing, about 40% of Global Services, grew 13% year-to-year, or about 8% at constant currency.

IGS's competitive advantage was reflected in a couple of deals we won in the 3rd quarter.

         o We signed an agreement with Nordea, transforming its entire IT production services from a fixed cost structure to a variable model, and automating tasks such as resource provisioning, asset tracking, workflow scheduling, and infrastructure monitoring.

         o We also signed an agreement with John Hancock. IBM will deploy technology that continuously monitors performance to prevent service disruptions to its distribution system supporting insurance agents, banks, and insurance brokers. IBM's infrastructure will increase or decrease capacity according to John Hancock's needs, billing only for the systems and technology it uses.

In addition to customers like these, industry analysts continued to validate our on-demand strategy:

IDC issued a report stating that IBM was the leader in promoting on-demand services, and that IBM is the number-one outsourcing vendor in terms of market share in both the United States and global marketplaces.

By the way, another form of IBM's outsourcing, eBusiness hosting, provides web hosting infrastructure and application management as an Internet service.

This area grew 26% year-to-year, again with profitable contribution from each geography.

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Integrated Technology Services DECLINED 2%, OR 7% at constant currency. ITS is about 30% of Global Services, and includes product support services and maintenance.

Impacting ITS revenue was a year-to-year reduction in network installation services in the public sector. We anticipate this to be the last quarter where we see this impact.

And I mentioned earlier that our IT Services revenue was impacted by a $206 million reclassification for certain OEM equipment that we sold to our customers. The adjustment, retroactive to the beginning of the year, reduced both revenue and cost, so there was zero impact on profit dollars.

And finally, the third segment of IGS, Business Consulting Services:

With the acquisition of PwC Consulting, BCS now represents about 30% of Global Services revenue.

This unit grew 53% for the quarter, or 45% at constant currency.

Although the Americas continued to lead our overall growth, Europe improved its year-to-year growth rates over last quarter and Asia Pacific improved sequentially.

Regarding the progress of the PwC Consulting integration:

         o    We continued to retain about 97% of the partners.

         o And so far, we've regained 130 of the 149 accounts that dropped PwC Consulting prior to the acquisition due to auditor independence issues.

Our BCS business is comprised of both Business Transformation Outsourcing and Consulting and Systems Integration. We have been very successful using our industry and consulting skills to grow our BTO business, which was among the strategic intents of the acquisition. We are pleased with our progress.

Transactions in our BTO signings continued to improve this quarter, including wins such as:

              o in Human Resource process, Procter & Gamble, Lincoln Financial, and the government of Alberta, Canada,

              o and in Customer Care process, several government agencies worldwide.

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Our performance in the traditional Consulting and Systems Integration business has been consistent with our competitors in the current weak market.

For many customers, we will need to see an improvement in the economy before we see a pickup in our Consulting and Systems Integration business.

So Global Services had a good 3rd quarter.

         o We had strong signings, particularly given the environment, and our pipeline of opportunity grew.

         o Our measurement segment profitability improved from the 2nd quarter.

         o And we made real progress in shifting the business model for our new Business Con sulti ng Servi ces towards major transformation programs, leveraging the integration of PwC Consulting.

A Gartner Group report recently stated that "IBM was the overwhelming dominant brand in Business and IT Consulting, IT Outsourcing, and Systems Development and Integration."

Now, Click on the Next button for Chart 12, and I'll discuss our Technology
Group.

Total Revenue for the Technology Segment was down 30% year-to-year.

As I said earlier, a key factor was our decision to exit the card assembly and test business which drove half of the rate of decline in Technology Segment.

And while our OEM logic business was down 13% year-to-year, it was up sequentially $15 million.

The Technology Segment lost $96 million, a small improvement from last quarter.

This was somewhat better than we had anticipated, although primarily driven by IP which offset a decrease in gross profit due to mix and to restructuring charges of approximately $20 million.

But the Technology Group made progress this quarter in several key areas:

         o    Yields from our semiconductor plants continued to improve.

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         o    We saw stronger demand from our OEM customers, and we are shipping
              Apple's G5 PowerPC and ramping up for other major customers.

         o We also had significant wins this quarter, including one with Intersil which utilizes some technologies from our Burlington facility.

         o Our 300 millimeter plant in East Fishkill is now tooled to handle 350 wafer starts per day. This is still below its ultimate capacity, but we will continue to add tooling only as customer demand grows.

         o The Technology Group continued to deliver leadership technologies to IBM Systems Group. The vertical integration of these two groups, along with help from IBM Research, vaulted IBM ahead of HP to achieve number one in worldwide server share.

         o Our Engineering & Technology Services business grew over 30% from the 2nd quarter and had their largest quarter of signings. This quarter, we signed a letter of agreement with Raytheon that could be worth up to $100 million over five years.

Looking ahead to the 4th quarter, we expect total segment revenue, external plus internal, to reach approximately one billion dollars, driven by improved yields and customer wins.

This will be real progress toward the $1.1 billion objective I discussed last quarter to reach break-even profit.

Now click on the Next button for Systems Group, Chart 13.

IBM Systems Group grew 6% year-to-year as reported, or flat at constant currency.

When industry results are available, we believe it will show IBM has retained the number one Server vendor share position, with strengthening across all Server Segments.

The success in this segment continues in large part from the integrated technology leadership of our TG partnership, our integrated supply chain efficiencies, and sales growth in all geographies.

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Gross profit was down year-to-year by approximately two points, driven by a very competitive pricing environment, particularly in Asia Pacific, and the mix of our product portfolio.

zSeries mainframe hardware revenue was up 1%, or down 5% at constant currency.

Shipments in terms of MIPS, including what is shipped to Global Services and for Global Financing operating leases, were up 30% year-to-year, the strongest growth in two years. And MIPS grew 20% sequentially.

These results were consistent with the pricing initiatives I told you about last quarter.

In the fourth quarter, in addition to having a full quarter of secure-key cryptography, we will start shipping additional capability for the z990 T-Rex, including:

         o Additional processors, up to 32 will be available, doubling the current high end.

         o    512 channels, twice the current limit, and,

         o    256 gigabytes of memory, again doubling the current capacity.

These enhanced offerings will be important drivers of zSeries demand.

Our pSeries UNIX server revenue grew 5% year-to-year, 1% at constant currency.

We continued to see strong demand, and we did have supply constraints in some low-end models.

Despite these constraints, we believe, when the industry data becomes available, we will have gained significant share. This would be the fifth consecutive quarter of share gains for the pSeries.

iSerieS revenue was up 5% year-to-year, or flat at constant currency.

A key competitive differentiator for this platform is its ability to consolidate and integrate heterogeneous workloads.

Linux can run on the iSeries and is beginning to see increased usage.

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Windows can run on the iSeries when xSeries technology is integrated as a feature. This quarter approximately 25% of iSeries shipped with this feature.

Customers also are utilizing the iSeries ability to provide on demand computing.

Over $10 million of capacity on demand processors were activated this quarter, driving healthy incremental gross profits.

Total  xSeries revenue grew 13% year-to-year, 8% at constant currency

And despite the very competitive environment in this sector, xSeries margins improved year-to-year.

xSeries servers grew 16% year-to-year, 11% at constant currency.

IBM is the only vendor to offer customers the choice of Xeon, Opteron or Itanium solutions.

High-volume servers grew over 40% year-to-year, supported by our strong growth in blades.

We believe that when the industry data becomes available, IBM xSeries servers will have again gained share.

Turning to storage, revenue for total storage hardware grew 6%, or 1% at constant currency.

Enterprise storage declined 10% year-to-year, 15% at constant currency, as we had a difficult compare period given our successful launch of the Shark Model 800 last year. We expect Shark to return to growth in the fourth quarter.

But midrange storage grew 33% year-to-year, 26% at constant currency, driven by FAStT's growth of over 85%.

Our Tape business improved and grew 18% or 13% at constant currency, our first double-digit growth in two years.

The midrange LTO offering continued to show growth, and we began to see improvement in our high-end tape product sales with the introduction of our IBM Total Storage 3592 Enterprise Tape Drive.

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As I indicated last quarter, we began shipping the first products in our IBM
Storage Virtualization Family.

We now have installations in every major geography and across a wide range of industries. And yesterday, we announced the expanded functionality including support for non-IBM storage devices and the ability to embed the function into Cisco switches.

In addition, we announced the IBM SAN File System to provide customers improved storage management at lower cost.

So, we gained share in midrange storage and tape. We fell back against a key competitor in high-end external storage, but we expect to get that share back in the 4th quarter.

By leveraging leading technology in conjunction with open standards established by the Storage Network Industry Association, our storage product family is well positioned going forward.

Now click on the Next button for Personal Systems Group, Chart 14.

Revenue from our Personal Systems Group was up 2% year-to-year as reported, down 2% at constant currency.

ThinkPad revenue grew 8% year-to-year, or 4% at constant currency, driven by strong units growth of 28%.

Our Desktop PCs were down 6% year-to-year, 10% at constant currency, with units up 8%

We believe our revenue growth will be in-line with the industry when the data becomes available.

This segment lost $50 million.

Strong price pressures, particularly in Asia Pacific, was a key factor in this profit performance.

Partially offsetting this was the continued mix benefit we see from the shift from desktops to laptops.

We continued to bring unique IBM value to our PCs.

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Last week we announced our latest ThinkPads which feature a new technology called Active Protection System.

Using a microchip on the motherboard, this system can detect a fall and temporarily stop the hard drive protecting our customers' data.

At the end of the quarter we had some late deferrals which, coupled with our typical seasonality, should contribute to our goal of profitability in the 4th quarter.

Now if you'll move to Chart 15, we'll cover Software.

Our software business, at $3.5 billion, had a solid quarter, growing 11% as reported and 5% at constant currency.

         o Operating Systems revenue, which represent 18% of total software, was up 6% as reported, flat at constant currency.

         o    Middleware was up 14%, or 8% at constant currency.

In what continued to be a challenging software environment with only modest increases in customer spending, our results were strong.

This quarter, we believe we gained or held share in all key segments of our middleware portfolio.

65% of our middleware business resides on host-based mainframe systems, providing us with a steady annuity stream of software revenue. The remaining 35% of our middleware, based on distributed platforms such as Linux, UNIX and Windows, is predominantly priced on a transaction-based model.

This distributed-platform middleware grew 27%, or 20% at constant currency, with the addition of Rational contributing 16 points of this growth.

Now, let's look at our middleware software products.

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The WebSphere family of software is the industry's most complete portfolio of infrastructure software for integrating and managing high-volume transactions. It grew revenue by 12%, or 6% at constant currency, faster than the expected results of our largest competitor.

The integration of Rational continued at a rapid pace in the quarter.

         o    Notably, their customer support function is now fully integrated.

         o License revenue grew 7%, or 2% at constant currency, versus Rational Corporation's reported numbers for the 3rd quarter last year.

         o We continued to roll-out new Rational products, including the "Rapid Developer" product, a software tool that helps programmers build applications faster and with greater efficiency.

Our Data Management software revenue grew 5% for the quarter, and declined 1% at constant currency.

Our DB2 database software continued to show strong growth at 14%, or 8% at constant currency, with balanced growth in both our host and distributed products. DB2 continued to grow faster than our largest competitor.

Content Management software, supporting the needs of our customers to manage all forms of unstructured data, grew 15%, or 8% at constant currency.

Offsetting this strong performance, our IMS tools and Business Intelligence tools declined.

Tivoli software had a very strong quarter, growing revenue 25%, or 18% at constant currency.

Tivoli experienced growth across all product segments, growing revenue double digits in Systems, Security, and Storage software.

These products are at the heart of our on demand strategy, enabling businesses to securely automate many of their processes and gain operational efficiencies.

Lotus software, which includes Notes and Domino, improved significantly in the 3rd quarter, growing revenue 9% year to year, or 1% at constant currency.

Lotus continues to expand its portfolio of world-class messaging and collaboration solutions.

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Our new Workplace Messaging Platform, based on a WebSphere, DB2, Java-based scalable platform, is due to ship in the 4th quarter.

This new offering provides users with access to the information and business processes they need, in a single secure, dynamic environment.

In addition to these five key brands, we have a set of Other Middleware, including our traditional host software products like CICS, Storage and Printer Software.

In total, these grew 7%, or 1% at constant currency.

Now let me highlight two key broad initiatives to drive profitable revenue growth:

         First, our momentum with Independent Software Vendors is building.

                  Our partners continued to increase their reliance on IBM middleware in their reference platforms, and we continued to maximize existing relationships with alliance partners like Siebel and SAS.

         Second, we continued to build momentum in the Small and Medium Business market, one of the fastest growing customer sets.

So our Software Group had a good quarter:

         o  We grew or held share in all of our key segments.

         o  WebSphere and DB2 product families both grew at double digits.

         o  Tivoli and Lotus performance improved significantly in the quarter.

         o And importantly, we have seen a customer trend towards purchasing more complete IBM middleware solutions and less "piece parts" in the software market.

Prudential Financial was a good example in the 3rd quarter. To reduce costs and improve operations they purchased a software solution that included WebSphere Application Server, DB2 and Tivoli.

You should expect us to report double-digit software growth again in the 4th quarter.

Now if you'll click on the Next button for Chart 16, I'll quickly wrap up.

So our 3rd quarter, like our 1st half, was a good quarter in light of the environment.

The good news is that the changes taking place in the IT market support our strategy.

Customers are looking for IT to solve their business issues.

There are many who want history to repeat itself. There are those that value companies simply on a historical basis. This IT market is changing and history simply will not repeat itself.

Customers are demanding more from their IT providers, and customers will continue to drive the IT agenda going forward.

This is the foundation of IBM's strategy. We have been moving into a position of strength, recognizing these changes. 65% of our revenue now comes from Software and Services.

And in the 4th quarter, we will continue to benefit from this strategy.

We expect that we will continue to gain share, not only because of the application of our advanced technology, but also because of the breadth of our offerings.

We expect to see improved profitability in our Technology and Personal Systems Groups.

Now the key is demand. Although IT spending has stabilized, it is still too early to predict a rebound.

However, given the strength of our strategy and our market position, the averages of your current estimates for revenue and profit in the 4th quarter are reasonable.

                                                                  ATTACHMENT III

--------------------------------------------------------------------------------


        |
        |
        |       IBM 3Q 2003
        |       EARNINGS PRESENTATION
        |
        |
        |       OCTOBER 2003
        |

--------------------------------------------------------------------------------

CERTAIN COMMENTS MADE IN THIS PRESENTATION MAY BE CHARACTERIZED AS FORWARD LOOKING UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

THOSE STATEMENTS INVOLVE A NUMBER OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY.

ADDITIONAL INFORMATION CONCERNING THESE FACTORS IS CONTAINED IN THE COMPANY'S FILING WITH THE SEC. COPIES ARE AVAILABLE FROM THE SEC, FROM THE IBM WEB SITE, OR FROM IBM INVESTOR RELATIONS.

--------------------------------------------------------------------------------

                             IBM FINANCIAL SUMMARY
                             ---------------------


CONTINUING OPERATIONS

                                         B/(W)                      B/(W)                           B/(W)
                              1Q03       YR/YR       2Q03           YR/YR *              3Q03       YR/YR
                              ----       -----       ----          --------             ------      -----
--------------
REVENUE                       $20.1B     11%         $21.6B           10%               $21.5B        9%
--------------
  @CC                                     4%                           3%                             4%

  GP%                         36.0%      (0.1 PTS)   37.0%             --                36.3%     (0.6 PTS)
  E/R%                        26.2%      (0.2 PTS)   25.6%       8.4 PTS/0.1 PT          24.5%      0.3 PTS

--------------
PRE-TAX INCOME                2.0B       9%          2.5B           314%/11%              2.5B        6%
--------------

  PTI%                        9.9%       (0.2 PTS)   11.4%       8.4 PTS/0.1 PT           11.8%    (0.3 PTS)

  TAX RATE                    30.0%      (0.8 PTS)   30.0%     (4.7 PTS)/(0.1 PT)         30.0%    (0.5 PTS)
  SHARES (DILUTED) (M)        1758       --          1764             (2%)                1756        (3%)

--------------
EPS                           $0.79      $0.06       $0.98         $0.73/$0.09           $1.02       $0.03
--------------

---------------------------------------------------------------------------------------------------------------
NET CASH FROM OPS.            ($0.3B)    ($0.7B)     $3.0B           $0.7B                $2.9B      $0.6B
(EX. GLOBAL FIN. A/R)
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
GLOBAL FIN. LEVERAGE          6.8        (0.2)       6.7              0.2                  6.7        0.1
NON-GF DEBT / CAP             7%         (4 PTS)     4%                --                    1%      7 PTS
---------------------------------------------------------------------------------------------------------------

* WITH AND WITHOUT $1.6B 2Q02 CHARGES

--------------------------------------------------------------------------------

                                  IBM REVENUE
                                  -----------

($B)                                  B/(W)    YR/YR           B/(W)   YR/YR           B/(W)   YR/YR    % OF
                                      --------------           -------------           -------------     YTD
                               1Q03   Rptd      @CC    2Q03    Rptd      @CC    3Q03    RPTD     @CC     Rev
                               ----   ----      ---    ----    ----      ---    ----    ----     ---     ---
GLOBAL SERVICES                10.2     24%     15%    10.6     23%      14%     10.4    17%     11%     49%

HARDWARE                        5.8     (1%)    (6%)    6.6     (1%)     (6%)     6.7    (1%)    (5%)    30%

SOFTWARE                        3.1      8%      2%     3.5      6%      (2%)     3.5    11%      5%     16%

GLOBAL FINANCING                0.7    (10%)   (15%)    0.7    (18%)    (24%)     0.7   (10%)   (14%)     3%

ENTERPRISE INV./OTHER           0.3      7%     (2%)    0.2      6%      (1%)     0.3     3%     (3%)     1%

------------------------------------------------------------------------------------------------------------
IBM                            20.1     11%      4%    21.6     10%       3%     21.5     9%      4%    100%
------------------------------------------------------------------------------------------------------------


MAY NOT ADD DUE TO ROUNDING

--------------------------------------------------------------------------------

                             IBM GEOGRAPHIC REVENUE
                             ----------------------


($B)                                  B/(W)    YR/YR           B/(W)   YR/YR           B/(W)   YR/YR    % OF
                                      --------------           -------------           -------------     YTD
                               1Q03   Rptd      @CC    2Q03    Rptd      @CC    3Q03    RPTD     @CC     Rev
                               ----   ----      ---    ----    ----      ---    ----    ----     ---     ---
Americas                        8.6     5%       7%     9.5      5%       5%     9.4      4%      3%     43%

Europe/ME/A                     6.3    23%       3%     6.9     23%       3%     6.8     19%      7%     32%

Asia Pacific                    4.5    14%       5%     4.6     12%       6%     4.8     11%      7%     22%

OEM                             0.7   (15%)    (16%)    0.6    (30%)    (31%)    0.6    (26%)   (26%)     3%

------------------------------------------------------------------------------------------------------------
IBM                            20.1    11%       4%    21.6     10%       3%    21.5      9%      4%    100%
------------------------------------------------------------------------------------------------------------


MAY NOT ADD DUE TO ROUNDING

-6-
--------------------------------------------------------------------------------

                     IBM REVENUE - KEY INDUSTRY SALES ORGS.
                     --------------------------------------

($B)                                  B/(W)    YR/YR           B/(W)   YR/YR           B/(W)   YR/YR    % OF
                                      --------------           -------------           -------------     YTD
                               1Q03   Rptd      @CC    2Q03    Rptd      @CC    3Q03    RPTD     @CC     Rev
                               ----   ----      ---    ----    ----      ---    ----    ----     ---     ---
FINANCIAL SVCS                  4.8    11%       3%     5.3      8%       --     5.4     13%      8%     25%

PUBLIC                          3.0    19%      11%     3.4     19%       13%    3.5     12%      7%     16%

INDUSTRIAL                      2.6    13%       4%     2.8     17%        9%    2.9     14%      8%     14%

DISTRIBUTION                    1.9    12%       4%     1.9      2%       (4%)   1.9      3%     (1%)     9%

COMMUNICATIONS                  1.8     8%       2%     2.0     15%        8%    1.9      8%      3%      9%

SMALL/MEDIUM                    4.3    13%       6%     4.9     17%        9%    4.8     16%     10%     23%

------------------------------------------------------------------------------------------------------------
ALL SECTORS                    19.3    12%       5%    21.0     12%        4%   21.0     11%      6%    100%
------------------------------------------------------------------------------------------------------------

                            IBM GROSS PROFIT MARGIN
                            -----------------------

                                                                                                            % OF
                                          B/(W)                      B/(W)                      B/(W)       YTD
                            1Q03          YR/YR         2Q03        YR/YR         3Q03          YR/YR       REV
                           -----       ----------      -----       ---------     -----        --------     -----
Global Services            24.9%        (1.1 pts)      25.9%       (0.4 pts)      25.1%       (1.4 PTS)     49%

Hardware                   26.6%         2.1 pts       26.9%        2.1 pts       25.2%       (1.5 PTS)     30%

Software                   84.6%         3.5 pts       86.2%        1.5 pts       85.8%        1.9 PTS      16%

Global Financing           58.9%         2.3 pts       54.6%       (2.2 pts)      57.7%        1.5 PTS       3%

Enterprise Inv./Other      36.7%       (19.5 pts)      41.9%       (3.9 pts)      53.4%       13.2 PTS       1%

----------------------------------------------------------------------------------------------------------------
IBM                        36.0%        (0.1 pts)      37.0%         --           36.3%       (0.6 PTS)    100%
----------------------------------------------------------------------------------------------------------------

MAY NOT ADD DUE TO ROUNDING

                              IBM EXPENSE SUMMARY
                              -------------------


($B)                                                B/(W)                B/(W)      YR/YR                 B/(W)
                                         1Q03       YR/YR      2Q03      YR/YR     W/O CHGS     3Q03      YR/YR
                                        -----     ---------   -----     -------    --------    -----     -------
SG&A                                     4.2        (5%)       4.5        16%       (8%)        4.3        (8%)

RD&E                                     1.2        (5%)       1.2        (2%)                  1.3        (8%)

IP AND CUSTOM DEV. INCOME               (0.3)       (5%)      (0.2)      (18%)                 (0.4)       75%

OTHER INCOME AND EXPENSE                 0.1         nm         --        99%        nm          --         NM

INTEREST EXPENSE                          --        (32%)       --       (25%)                   --         3%

------------------------------------------------------------------------------------------------------------------
TOTAL EXPENSE AND OTHER INCOME           5.3        (12%)      5.5        17%       (10%)       5.3        (7%)

E/R%                                    26.2%     (0.2 pts)   25.6%     8.4 pts     0.1 pt     24.5%     0.3 PTS
------------------------------------------------------------------------------------------------------------------

   NM = NOT MEANINGFUL

MAY NOT ADD DUE TO ROUNDING

                          IBM CASH FLOW ANALYSIS - YTD
                          ----------------------------

($B)                                                    3Q02YTD        FY02       3Q03YTD
                                                        -------        ----       -------
NET CASH FROM OPERATIONS (CONT. OPS.)                      9.4         13.8         9.8
LESS: GF ACCOUNTS RECEIVABLE                              (4.4)        (3.3)       (4.2)
                                                          ----         ----        ----
------------------------------------------------
NET CASH FROM OPERATIONS (CONT OPS), EXCL GF REC           5.0         10.5         5.6
------------------------------------------------
--------------------------------------
INVESTING ACTIVITIES
--------------------------------------
  CAPITAL EXPENDITURES, NET                               (3.3)        (4.6)       (2.9)

  GF A/R                                                   4.4          3.3         4.2
  GF DEBT                                                 (2.3)        (3.1)       (2.3)
                                                          ----         ----        ----
    NET GF DEBT TO A/R                                     2.1          0.2         1.9

  ACQUISITIONS                                            (0.2)        (3.2)       (1.8)
  DIVESTITURES                                             0.0          1.2         0.0
--------------------------------------
RETURN TO SHAREHOLDERS
--------------------------------------
  SHARE REPURCHASE                                        (4.1)        (4.2)       (1.3)
  DIVIDENDS                                               (0.8)        (1.0)       (0.8)
CHANGE IN NON-GF DEBT                                     (0.4)        (0.1)       (1.5)
OTHER                                                      1.0          1.5         1.2
DISCONTINUED OPERATIONS                                   (0.6)        (0.7)       (0.2)
                                                          ----         ----        ----
--------------------------------------
CHANGE IN CASH & MARKETABLE SECURITIES                    (1.2)        (0.4)        0.2
--------------------------------------

MAY NOT ADD DUE TO ROUNDING

                               IBM BALANCE SHEET
                               -----------------

                                      SEPT          DEC         SEPT
($B)                                  2002*        2002         2003
                                      -----        ----         ----
-----------------------------------------------------------------------
CASH & MARKETABLE SECURITIES           5.2          6.0          6.2
-----------------------------------------------------------------------
NON-GF ASSETS**                       46.8         56.4         59.8
GLOBAL FIN. ASSETS**                  32.3         34.1         31.2
DISC. OPS. ASSETS                      2.0
                                      ----         ----         ----
TOTAL ASSETS                          86.3         96.5         97.2

OTHER LIABILITIES                     38.4         47.7         46.8
DISC. OPS. LIABILITIES                 0.2

-----------------------------------------------------------------------
NON-GF DEBT                            1.6          2.2          0.3
GLOBAL FIN. DEBT                      24.1         23.8         22.7
                                      ----         ----         ----
-----------------------------------------------------------------------

TOTAL DEBT                            25.7         26.0         23.0
                                      ----         ----         ----
TOTAL LIABILITIES                     64.4         73.7         69.9
EQUITY                                21.9         22.8         27.3

-----------------------------------------------------------------------
NON-GF DEBT/CAP                          8%          10%           1%
GLOBAL FIN. LEVERAGE                   6.8          6.9          6.7
-----------------------------------------------------------------------

*    RECLASSIFIED TO CONFORM WITH 2003 PRESENTATION

**   EXCLUDING CASH & MARKETABLE SECURITIES


MAY NOT ADD DUE TO ROUNDING

                                 GLOBAL SERVICES
                                 ---------------

                       REVENUE  $10.4B,  +17%;  +11%   @CC

                                                               YR/YR DELTA
                                                        ---------------------------
($B)                                           3Q03     YR/YR        @ACT.      @CC
                                               ----     -----        -----      ---
REVENUE                                        10.4      1.5          17%        11%

GROSS PROFIT                                   2.6       0.2          10%

MARGIN                                         25%    (1.4 PTS)

REVENUE
  STRATEGIC OUTSOURCING                                               13%        8%
  BUSINESS CONSULTING SERVICES                                        53%        45%
  INTEGRATED TECH SERVICES                                            (2%)       (7%)
    MAINTENANCE                                                        7%         1%



                                                    3Q03 SIGNINGS      $15.4B
                                                    ESTIMATED BACKLOG   $115B
[GRAPHIC]
"Omitted graphic
is available on
IBM's website
(www.ibm.com)."


                                            STRONG LONG-TERM 3Q03 SIGNINGS
                                            SEQUENTIAL GROWTH IN PIPELINE
                                            GAINING TRACTION IN BTO

                                TECHNOLOGY GROUP
                                ----------------

                       SEGMENT REVENUE $882M, -30% yr/yr


o    Half of the decline was from exiting the card assembly and test business

o    Segment loss of $96M - sequential improvement
     --   IP strength offset by restructuring and product mix

o    Yields improved

o    Engineering and Technology Services
     --   Sequential growth
     --   Strong customer acceptance

                       SYSTEMS GROUP - ESERVERS & STORAGE
                       ----------------------------------

                       REVENUE $3.2B, +6% YR/YR; FLAT @CC

                                      Revenue
                            ACTUAL            @CC    Share
                            ------            ---    -----
zSeries                       +1%             -5%      =      MIPS up 30% - New function
                                                              AND 32-WAY IN 4Q

pSeries                       +5%             +1%      +      CONTINUED STRONG DEMAND

iSeries                       +5%             Flat     +      INTEGRATED PLATFORM FOR
                                                              MID-MARKET

xSeries Servers              +16%            +11%      +      BLADES AND HIGH VOLUME
                                                              SERVER STRENGTH

Total Storage                 +6%             +1%      +      MID-RANGE DISK AND
                                                              TAPE STRENGTH

--------------------------------------------------------------------------------------------
Total Systems                 +6%             Flat     +      #1 IN WORLDWIDE SERVER
                                                              MARKET SHARE

                             PERSONAL SYSTEMS GROUP
                             ----------------------

                        REVENUE $2.8B, +2% YR/YR; -2% @CC


o    REVENUE
     --   THINKPADS UP 8%, 4% @CC
     --   DESKTOPS DOWN 6%, 10% @CC

o    SEGMENT LOSS OF $50M
     --   PRICE PRESSURE, PARTICULARLY ON DESKTOPS

o    FEATURE-RICH THINKPADS
     --   ACTIVE PROTECTION SYSTEM

o    GOAL: FOURTH QUARTER PROFITABILITY

                                    SOFTWARE
                                    --------

                          REVENUE $3.5B, +11%, +5% @CC




                                BRAND                       ACT.       @CC
                                -----                       ----       ---
                                WEBSPHERE FAMILY            12%         6%
                                DATA MANAGEMENT              5%        (1%)
[GRAPHIC]                       LOTUS                        9%         1%
"Omitted graphic                TIVOLI                      25%        18%
is available on                 OTHER MIDDLEWARE             7%         1%
IBM's website                   RATIONAL                    NA          NA
(www.ibm.com)."



          o    BELIEVE WE GAINED OR HELD SHARE IN ALL KEY SEGMENTS

          o    GP MARGIN IMPROVEMENT OF 1.9 POINTS

                                   [IBM LOGO]

-S1-

                       CURRENCY: YEAR-TO-YEAR COMPARISON
                       ---------------------------------

                           QUARTERLY AVERAGES PER US$


                                                                                                      @ 10/14
                                                                                           10/14      SPOT
                                      1Q03                2Q03             3Q03            SPOT        4Q03
                                   ----------          -----------      ----------        ------      -------
Euro                               0.93                0.88             0.89               0.86
  Yr/Yr                                   18%                 19%              13%                       14%

Pound                              0.62                0.62             0.62               0.60
  YR/YR                                   11%                 10%              4%                         5%

Yen                                 119                 118              117                110
  YR/YR                                   10%                 7%               2%                        10%
                                   ----------------------------------------------------------------------------
IBM REVENUE IMPACT                       7 PTS               7 PTS            5 pts                   6-7 PTS

NEGATIVE YR/YR GROWTH SIGNIFIES A TRANSLATION HURT

-S2-


                          IBM CASH FLOW (FAS 95) - YTD
                          ----------------------------

($B)                                                   3Q02YTD        FY02       3Q03YTD
                                                       -------        ----       -------
NET INCOME FROM CONTINUING OPS                            3.4          5.3         4.9
  DEPRECIATION / AMORTIZATION                             3.8          4.4         3.5
  WORKING CAPITAL / OTHER                                (2.2)         0.8        (2.7)
  GF A/R                                                  4.4          3.3         4.2
                                                         ----         ----        ----
-----------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                 9.4         13.8         9.8
-----------------------------------------------------------------------------------------
  CAPITAL EXPENDITURES, NET                              (3.3)        (4.6)       (2.9)
  DIVESTITURES                                            0.0          1.2         0.0
  ACQUISITIONS                                           (0.2)        (3.2)       (1.8)
  OTHER INVESTING                                         0.1         (0.3)        0.1
                                                         ----         ----        ----
NET CASH USED IN INVESTING ACTIVITIES                    (3.3)        (6.9)       (4.5)
  GF DEBT                                                (2.3)        (3.1)       (2.3)
  NON-GF DEBT                                            (0.4)        (0.1)       (1.5)
  DIVIDENDS                                              (0.8)        (1.0)       (0.8)
  SHARE REPURCHASE                                       (4.1)        (4.2)       (1.3)
  OTHER                                                   0.8          1.1         0.7
                                                         ----         ----        ----
NET CASH USED IN FINANCING ACTIVITIES                    (6.7)        (7.3)       (5.3)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                   0.1          0.1         0.2
DISCONTINUED OPERATIONS                                  (0.6)        (0.7)       (0.2)
-----------------------------------------------------------------------------------------
NET CHANGE IN CASH & CASH EQUIVALENTS (CONT OPS)         (1.1)        (0.9)        0.1
-----------------------------------------------------------------------------------------

MAY NOT ADD DUE TO ROUNDING

-S3-

                        IBM CASH FLOW (FAS 95) - QUARTER
                        --------------------------------

($B)                                                     3Q02         FY02        3Q03
                                                         ----         ----        ----
NET INCOME FROM CONTINUING OPS                            1.7          5.3         1.8
  DEPRECIATION / AMORTIZATION                             1.1          4.4         1.2
  WORKING CAPITAL / OTHER                                (0.4)         0.8         0.0
  GF A/R                                                  1.2          3.3         0.9
                                                         ----         ----        ----
-----------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                 3.6         13.8         3.8
-----------------------------------------------------------------------------------------
  CAPITAL EXPENDITURES, NET                              (0.9)        (4.6)       (0.9)
  DIVESTITURES                                            0.0          1.2         0.0
  ACQUISITIONS                                            0.0         (3.2)       (0.6)
  OTHER INVESTING                                         0.2         (0.3)        0.3
                                                         ----         ----        ----
NET CASH USED IN INVESTING ACTIVITIES                    (0.8)        (6.9)       (1.2)
  GF DEBT                                                (1.1)        (3.1)       (0.6)
  NON-GF DEBT                                             0.8         (0.1)       (0.4)
  DIVIDENDS                                              (0.3)        (1.0)       (0.3)
  SHARE REPURCHASE                                       (0.6)        (4.2)       (1.2)
  OTHER                                                   0.2          1.1         0.3
                                                         ----         ----        ----
NET CASH USED IN FINANCING ACTIVITIES                    (0.9)        (7.3)       (2.1)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                   0.0          0.1         0.1
DISCONTINUED OPERATIONS                                  (0.1)        (0.7)        0.0
-----------------------------------------------------------------------------------------
NET CHANGE IN CASH & CASH EQUIVALENTS (CONT OPS)          1.8         (0.9)        0.6
-----------------------------------------------------------------------------------------

MAY NOT ADD DUE TO ROUNDING

-S4-

                        IBM CASH FLOW ANALYSIS - QUARTER
                        --------------------------------

($B)                                                      3Q02         FY02        3Q03
                                                          ----         ----        ----
NET CASH FROM OPERATIONS (CONT. OPS.)                      3.6         13.8         3.8
LESS: GF ACCOUNTS RECEIVABLE                              (1.2)        (3.3)       (0.9)
                                                          ----         ----        ----
NET CASH FROM OPERATIONS (CONT OPS), EXCL GF REC           2.4         10.5         2.9
INVESTING ACTIVITIES
  CAPITAL EXPENDITURES, NET                               (0.9)        (4.6)       (0.9)
  GF A/R                                                   1.2          3.3         0.9
  GF DEBT                                                 (1.1)        (3.1)       (0.6)
                                                          ----         ----        ----
    NET GF DEBT TO A/R                                     0.1          0.2         0.4
  ACQUISITIONS                                             0.0         (3.2)       (0.6)
  DIVESTITURES                                             0.0          1.2         0.0
RETURN TO SHAREHOLDERS
  SHARE REPURCHASE                                        (0.6)        (4.2)       (1.2)
  DIVIDENDS                                               (0.3)        (1.0)       (0.3)
NON-GF DEBT                                                0.8         (0.1)       (0.4)
OTHER                                                      0.3          1.5         0.4
DISCONTINUED OPERATIONS                                   (0.1)        (0.7)        0.0
                                                          ----         ----        ----
CHANGE IN CASH & MARKETABLE SECURITIES                     1.7         (0.4)        0.3

MAY NOT ADD DUE TO ROUNDING

         NON-GAAP FINANCIAL MEASURES

o IN AN EFFORT TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION REGARDING THE COMPANY'S RESULTS AS DETERMINED BY GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (GAAP), THE COMPANY ALSO DISCLOSES THE FOLLOWING NON-GAAP INFORMATION WHICH MANAGEMENT BELIEVES PROVIDES USEFUL INFORMATION TO INVESTORS:

     -- MANAGEMENT REFERS TO GROWTH RATES AT CONSTANT CURRENCY SO THAT THE BUSINESS RESULTS CAN BE VIEWED WITHOUT THE IMPACT OF CHANGING FOREIGN CURRENCY EXCHANGE RATES, THEREBY FACILITATING PERIOD-TO-PERIOD COMPARISONS OF THE COMPANY'S BUSINESSES. GENERALLY, WHEN THE DOLLAR EITHER STRENGTHENS OR WEAKENS AGAINST OTHER CURRENCIES, THE GROWTH AT CONSTANT CURRENCY RATES WILL BE HIGHER OR LOWER THAN GROWTH REPORTED AT ACTUAL EXCHANGE RATES.

     -- MANAGEMENT PROVIDES SELECTED 2ND QUARTER 2002 DATA EXCLUDING CHARGES FOR SPECIAL REALIGNMENT AND PRODUCTIVITY ACTIONS TO SUPPLY CONSISTENCY IN DISPLAY WITH THE JULY 2002 EARNINGS PRESENTATION, PROVIDE COMPARABILITY TO 2ND QUARTER 2003 DATA, AND HIGHLIGHT THE OVERALL IMPACT OF THOSE CHARGES ON YEAR-TO-YEAR FLUCTUATIONS. RECONCILIATION TO THEIR RELATED GAAP MEASURES IS INCLUDED HEREIN.


     -- MANAGEMENT EXCLUDED $100M OF AVERAGE RESOURCE RESTRUCTURING FROM 2ND QUARTER 2002 CHARGES FOR SPECIAL REALIGNMENT AND PRODUCTIVITY ACTION AS THIS REPRESENTS AN AVERAGE RECURRING CHARGE THAT IS INCLUDED IN 2ND QUARTER RESULTS. THEREFORE, IT WOULD PROVIDE MISLEADING TRENDING DATE TO INCLUDE THIS AMOUNT IN THE IMPACT OF THE 2ND QUARTER 2002 SPECIAL ACTIONS.

     -- MANAGEMENT INCLUDES A PRESENTATION OF CASH FLOWS THAT EXCLUDES THE EFFECT OF GLOBAL FINANCING RECEIVABLES FROM NET CASH FROM OPERATIONS. FOR A FINANCING BUSINESS, INCREASING RECEIVABLES IS THE BASIS FOR GROWTH. RECEIVABLES ARE VIEWED AS AN INVESTMENT AND AN INCOME-PRODUCING ASSET. THEREFORE, MANAGEMENT PRESENTS THOSE FINANCING RECEIVABLES AS AN INVESTING ACTIVITY. RECONCILIATION TO NET CASH FROM OPERATIONS IS PROVIDED HEREIN.

-S6-


                           RECONCILIATION TO NET CASH
                                 FROM OPERATIONS
                           --------------------------

($B)                                1Q03        YR/YR       2Q03       YR/YR       3Q03       YR/YR
                                    ----        -----       ----       -----       ----       -----
NET CASH FROM OPERATIONS            (0.3)       (0.7)        3.0        0.7         2.9        0.6
  (CONT. OPS.), EXCL GF REC

GF ACCOUNTS RECEIVABLE               2.5         0.2         0.8       (0.1)        0.9       (0.3)
                                     ---         ---         ---       ----         ---       ----

NET CASH FROM OPERATIONS             2.2        (0.5)        3.7        0.6         3.8        0.3
  (CONT. OPS.)


MAY NOT ADD DUE TO ROUNDING

-S7-

                     RECONCILIATION FOR COMPARATIVE TRENDS
                     -------------------------------------

($B)                                                                                   B/(W)         B/(W)
CONTINUING OPS                    2Q02         2Q02         2Q02                       YR/YR         YR/YR
                                  AS RPTD      CHARGES      W/O CHGS       2Q03        AS RPTD     W/O CHGS
                                  -------      -------      --------       ----        -------     --------
REVENUE                           19.7                       19.7          21.6           10%          10%
SG&A                               5.3          1.1*          4.1           4.5           16%          (8%)
OTHER (INCOME) & EXPENSE           0.4          0.5          (0.1)           --           99%          NM
TOTAL EXPENSE & OTHER INCOME       6.7          1.6*          5.0           5.5           17%         (10%)
E/R%                                34%                        26%           26%       8 PTS           --
PTI                                0.6         (1.6)*         2.2           2.5          314%          11%
PTI%                               3.0%                      11.3%         11.4%       8 PTS           --
TAX RATE                          25.3%                      29.9%         30.0%     (4.7 PTS)         --
INC. FROM CONT.                    0.4         (1.1)*         1.6           1.7          288%          11%
OPS
SHARES (DILUTED) (M)            1730.4                     1730.4        1763.7          (33)         (33)
EPS                              $0.25                      $0.89         $0.98        $0.73        $0.09


     *    EXCLUDES INCREMENTAL CHARGE TO SG&A FOR AVERAGE RESOURCE
          RESTRUCTURING.

          NM = NOT MEANINGFUL

     MAY NOT ADD DUE TO ROUNDING